EXHIBIT 99.1
For Immediate Release

DOV Contacts:
(Company)                                      (Corporate Communications)
Barbara Duncan                                 Kathleen Eppolito
Chief Financial Officer                        Scientia Communications, Inc.
DOV Pharmaceutical, Inc.                       (718) 281-1809
(201) 968-0980

         DOV PHARMACEUTICAL, INC. ANNOUNCES SECOND QUARTER 2004 RESULTS

Hackensack, NJ, August 9, 2004. DOV Pharmaceutical, Inc. (Nasdaq: DOVP) today announced results for the second quarter ending June 30, 2004.

Second Quarter 2004 Performance

For the second quarter of 2004, the Company reported a net loss of $8.3 million, or $0.43 per share, compared with $4.7 million, or $0.32 per share, for the comparable period last year. For the six months ended June 30, 2004, the Company reported a net loss of $16.0 million, or $0.89 per share, compared with $7.3 million, or $0.50 per share, for the comparable period last year. At June 30, 2004, cash and cash equivalents and marketable securities totaled $49.5 million.

The comparative increase in net loss of $3.6 million for the second quarter was primarily the result of an increase of $2.1 million in research and development expenses as the Company advanced its products through clinical and preclinical trials and toxicology studies, and a decrease in other income, net of $999,000. The decrease in other income, net was primarily due to the $1.6 million of income recognized from an insurance recovery in the prior period.

The comparative increase in net loss for the six months ended June 30, 2004 of $8.7 million was primarily the result of a decrease of $3.0 million in deferred revenue due to the termination of a license agreement with Biovail (described below) and an increase in operating expenses of $3.5 million as the Company advanced its products through clinical and preclinical development and toxicology studies, added new employees to support its expanded operations and increased its general and administrative expenses to support public company administration. In addition, the Company reported an increase in interest expense of $984,000 for the six months ended June 30, 2004 primarily related to the beneficial conversion feature of the interest accrued on the promissory notes originally issued to Elan and a net decrease in other income, net of $1.1 million primarily due to the $1.6 million of income recognized from an insurance recovery (described below).

In March 2003, the Company entered into a separation agreement with Biovail that provided for the return of its December 2000 patent for the immediate and controlled release of diltiazem and termination of the 2001 exclusive license agreement with Biovail for development of the DOV compound for the treatment of angina and hypertension. As the separation agreement ends the Company's performance obligations, it recognized the remaining deferred revenue, totaling $3.0 million as of December 31, 2002, as revenue in the first quarter of 2003.

In April 2003, the Company received a court order approving the proposed settlement with plaintiffs in class action shareholder lawsuits filed following its initial public offering. Pursuant to the settlement agreement, the Company paid to the class members (inclusive of their attorney fees and costs) $250,000 and issued them 500,000 six-year warrants to purchase its common stock at a $10.00 exercise price. In connection with the securities class action lawsuits described above, the Company reached an agreement with the primary carrier of its directors' and officers' insurance policy such that the carrier paid to the Company $1.6 million in settlement for the shareholder's class action lawsuit as described above and also agreed to provide directors' and officers' insurance for the next three years at a predetermined premium that the Company believes is competitive.

RECENT HIGHLIGHTS:

MAY 2004

The Company:

      o Received notice from NASDAQ that it was selected for addition to the NASDAQ Biotechnology Index effective May 24, 2004.

      o Held its annual meeting of Shareholders, on May 24, 2004 at which the Company's shareholders approved the re-election of Dr. Horovitz, Dr. Bernard Beer and Ms. Theresa Bischoff to its Board of Directors and approved an amendment to its 2000 stock option and grant plan to increase by 750,000 the total number of shares of common stock authorized for issuance under the plan. In addition, shareholders approved the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2004.

      o Provided for the conversion of the convertible promissory note held by Elan into 2,907,162 shares of its common stock, thus reducing its outstanding debt and accrued interest by $11.6 million and eliminating any further interest obligation on the note.

JUNE 2004

The Company:

      o Reported that the U.S. Food and Drug Administration (FDA) has agreed to lift the clinical hold on ocinaplon, the Company's novel anxiolytic, subject to its review of a revised clinical trial protocol that among other things includes more frequent liver enzyme testing. The Company has since submitted such revised protocol and expects to commence this pivotal clinical trial in 2004.

JULY 2004

The Company:

      o Announced that it has reached agreement with the FDA's Cardio-Renal Division on the scope and design of the clinical trials required for submission of a New Drug Application (NDA) for DOV diltiazem, the Company's product candidate for the treatment of angina and hypertension. The FDA agreed that no additional preclinical or toxicology studies would be required for the NDA submission. Subject to FDA review of the clinical trial protocols to be submitted and availability of drug product, DOV believes it can complete in 2005 the clinical studies necessary for filing an NDA for DOV diltiazem.

      o Received notice from its partner Neurocrine Biosciences, Inc. that a review of more than 70 indiplon studies involving more than 7,000 patients comprising the most comprehensive and innovative insomnia program ever conducted had been completed and that new drug applications in adult and elderly patients are planned to be submitted to the FDA early in the fourth quarter of 2004.

      o Hosted a scientific symposium for analysts and investors in New York City during which Dr. Phil Skolnick, Chief Scientific Officer and Senior Vice President Research, described discovery efforts involving GABA receptors and biogenic amine transporters. Dr. Warren Stern, Senior Vice-President Drug Development, discussed clinical development plans for the Company's product candidates. DOV's invited speaker, Jeffrey J. King esq., presented an overview of patent strategies aimed at maintaining market exclusivity.

AUGUST 2004

The Company:

      o Announced that it had entered into an agreement with a subsidiary of Merck & Co., Inc., which is subject to approval by the Justice Department's Hart-Scott-Rodino filing requirements, for the exclusive worldwide development and commercialization of DOV 21,947 and DOV 216,303, DOV's novel triple uptake inhibitors affecting the neurotransmitters norepinephrine, serotonin, and dopamine. Under the terms of the agreement, DOV will receive a $35 million up-front licensing payment and up to $420 million in milestone payments as well as ascending royalties on worldwide net sales. Merck will assume responsibility for the development and commercialization, with DOV reserving the right to co-promote in the U.S. to psychiatrists and other specialists who treat depression.

      DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular, that involve alterations in neuronal processing. We have six product candidates undergoing clinical development that address therapeutic indications with significant unmet needs.

CAUTIONARY NOTE

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

      o demonstrate the safety and efficacy of product candidates at each stage of development;

      o meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

      o meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

      o meet obligations and required milestones under our license and other agreements;

      o     obtain collaborations as required with pharmaceutical partners;

      o     obtain substantial additional funds;

      o     obtain and maintain all necessary patents or licenses; and

      o produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may suspend one or more of our clinical trials, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) we may not receive regulatory approval for our product candidates or approval may be delayed, and (vi) our success depends on the performance of our licensees and collaborative partners who among other things may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2004. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

                            DOV PHARMACEUTICAL, INC.
                        CONSOLIDATED BALANCE SHEET DATA

                                                  DECEMBER 31,        JUNE 30,
                                                      2003              2004
                                                  -----------        -----------
                                                  (Unaudited)        (Unaudited)
Cash and cash equivalents ................        $22,290,999        $19,679,559
Marketable securities ....................         29,870,926         29,847,881
Working capital ..........................         46,516,202         36,257,003
Total assets .............................         53,851,860         51,224,726
Total stockholders' equity ...............         35,905,293         43,298,943


                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                JUNE 30,                       JUNE 30,
                                                          2003           2004             2003           2004
                                                      ------------    ------------    ------------    ------------
                                                               (Unaudited)                      (Unaudited)
Revenue ...........................................   $       --      $       --      $  2,968,750    $       --
Operating expenses:
   License expense ................................           --              --         1,000,000            --
   Research and development expense ...............      4,105,969       6,161,352       7,366,425      11,670,644
   General and administrative expense .............      1,249,663       1,446,965       2,505,017       2,704,347
                                                      ------------    ------------    ------------    ------------

      Loss from operations ........................     (5,355,632)     (7,608,317)     (7,902,692)    (14,374,991)
Interest income ...................................        198,512         182,321         435,605         340,214
Interest expense ..................................       (570,258)       (908,780)     (1,006,517)     (1,990,145)
Other income (expense), net .......................        991,712          (7,211)      1,127,684          (6,757)
                                                      ------------    ------------    ------------    ------------

      Net loss ....................................   $ (4,735,666)   $ (8,341,987)   $ (7,345,920)   $(16,031,679)
                                                      ============    ============    ============    ============

Basic and diluted net loss per share ..............   $      (0.32)   $      (0.43)   $      (0.50)   $      (0.89)
                                                      ============    ============    ============    ============

Weighted average shares used in computing basic and
   diluted net loss per share .....................     14,677,926      19,404,059      14,577,931      18,052,399